Exhibit 5.2

[LETTERHEAD OF HUSCH BLACKWELL SANDERS LLP]

June 9, 2009

CBL & Associates Properties, Inc.

2030 Hamilton Place Blvd., Suite 500

Chattanooga, Tennessee 37421

Re:	CBL & Associates Properties, Inc.

Ladies and Gentlemen:

We have acted as counsel to CBL & Associates Properties, Inc., a Delaware corporation (the &#65533;Company&#65533;), and CBL & Associates Limited Partnership, a limited partnership formed under the laws of the State of Delaware (the &#65533;Operating Partnership&#65533;), in connection with the preparation of (i) the Company's registration statement on Form S-3 (Securities Act File No. 333-156109) filed with the Securities and Exchange Commission (the &#65533;Commission&#65533;) under the Securities Act of 1933, as amended (the &#65533;Securities Act&#65533;), on December 12, 2008, as amended by Post-Effective Amendment No. 1 thereto, filed with the Commission on February 27, 2009, and by Post-Effective Amendment No. 2 thereto, filed with the Commission on March 13, 2009 (as amended, the &#65533;Registration Statement&#65533;) and (ii) the Company&#65533;s Preliminary Prospectus Supplement, dated June 8, 2009, and accompanying Prospectus, dated April 9, 2009 (collectively, the &#65533;Prospectus&#65533;), relating to the public offering of an aggregate of 67,102,500 shares (the &#65533;Offered Shares&#65533;) of the Company's Common Stock, par value $.01 per share. Any reference to the Prospectus shall be deemed to refer to and include any documents filed by the Company after the date of the Registration Statement under the Securities Exchange Act of 1934, as amended.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:

(1)	the Registration Statement and the Prospectus;

(2)	the Amended and Restated Certificate of Incorporation of the Company, as presently in effect;

(3)	the Amended and Restated Bylaws of the Company, as presently in effect;

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June 9, 2009

(4)	the Third Amended and Restated Partnership Agreement of the Operating Partnership dated June 15, 2005, as amended to date;

(5)

the Certificate of Incorporation and Bylaws of CBL Holdings I, Inc., a Delaware corporation which is a wholly owned subsidiary of the Company and serves as the General Partner of the Operating Partnership (&#65533;CBL Holdings I&#65533;), as presently in effect;

(6)	the Certificate of Incorporation and Bylaws of CBL Holdings II, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, as presently in effect;

(7)

that certain Underwriting Agreement, dated June 9, 2009, made by and among the Company, the Operating Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC, as representatives of the several underwriters listed on Schedule A thereto (the &#65533;Underwriting Agreement&#65533;);

(8)

an executed copy of the Forbearance and Waiver Agreement, dated June 2, 2009, by and among the Company, the Operating Partnership, the Lebovitz Waiving Partners (as defined therein) and the Jacobs Waiving Partners (as defined therein) (the &#65533;Forbearance Agreement&#65533;);

(9)

certain resolutions of the Board of Directors of the Company adopted at meetings duly held on November 4, 2008 and February 4, 2009, relating to the filing of the Registration Statement and related matters, as certified by an Assistant Secretary of the Company in the Certificate of the Assistant Secretary of CBL& Associates Properties, Inc. dated as of even date herewith (the &#65533;Assistant Secretary's Certificate&#65533;);

(10)

certain resolutions of the Board of Directors of the Company adopted at a meeting duly held on June 8, 2009, as well as certain resolutions of the Executive Committee of the Board of Directors of the Company, adopted by written consent effective as of June 9, 2009, relating to the Offered Shares and related matters, each as certified by an Assistant Secretary of the Company in the Assistant Secretary&#65533;s Certificate; and

(11)

certain resolutions of the Board of Directors of CBL Holdings I, adopted by written consent effective as of June 9, 2009, relating to the Common Units of limited partnership interest in the Offering Partnership issued to CBL Holdings II in exchange for the Company&#65533;s contribution to the Operating Partnership of the proceeds from the sale of the Offered Shares, and related matters, as certified by an Assistant Secretary of the Company in the Assistant Secretary&#65533;s Certificate; and

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June 9, 2009

(12)

certain resolutions of all of the members of the Board of Directors who qualify as &#65533;independent directors&#65533; of the Company pursuant to applicable rules of the Commission and of the New York Stock Exchange, adopted at a meeting duly held on June 8, 2009, relating to the Forbearance Agreement and related matters, as certified by an Assistant Secretary of the Company in the Assistant Secretary&#65533;s Certificate.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents, and the enforceability of all documents submitted to us against parties other than the Company. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company without independent verification of their accuracy.

We have also assumed:

(1)

that the Offered Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner and at the price stated in the Registration Statement and the Prospectus; and

(2)

that the Underwriting Agreement is complete or will be appropriately completed (including, without limitation, all amendments and exhibits thereto) and as executed, will be identical to the form we examined.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

the Offered Shares have been duly authorized for issuance by the Company, and that upon issuance and delivery in accordance with the manner stated in the Registration Statement and the Prospectus, the Offered Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Husch Blackwell Sanders LLP under the caption &#65533;Legal Matters&#65533; in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

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This opinion is limited to matters governed by the General Corporation Law of the State of Delaware (the &#65533;Delaware Act&#65533;). Although we are not licensed in the state of Delaware we are generally familiar with the Delaware Act so that the opinion set forth herein is limited to and based solely on a review of the Delaware Act excluding, however, any case law construing the provisions of such statute or Delaware common law. This opinion is furnished to you solely for your information in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Husch Blackwell Sanders LLP

Husch Blackwell Sanders LLP

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